John Warta Retires as Chairman and CEO of
GST Telecommunications, Inc.

Board Appoints Joseph A. Basile Jr. as Acting CEO

VANCOUVER,  Wash.,  June  15  /PRNewswire/  -- The  Board  of  Directors  of GST
Telecommunications Inc. (AMEX:GST - news; Nasdaq: GSTX - news) today announced that Mr. John Warta has advised the Board of his decision to retire as Chairman and Chief Executive Officer. Mr. Warta will continue as a director. In response to Mr. Warta's decision to retire, the Board has appointed Mr. Robert Ferchat, a director of GST, to the position of Chairman. The Board has also appointed Mr. Joseph A. Basile Jr., current President and Chief Operating Officer to the additional position of Acting CEO.

The Board expresses its sincere appreciation to Mr. Warta for the important role he has played in the development of GST's business. ``We appreciate the opportunity John has afforded us through the formation and development of GST along with his visionary leadership in the key formative years of our company,'' commented Mr. Basile.

``I have spent the past 12 years leading the development of competitive telephone companies, starting with Electric Lightwave in 1987 through June, 1993, and from then with GST. GST is the leading CLEC in the western U.S. and is well positioned for growth. With the loss of a very close personal friend and co-founder of ELI, Earl Kamsky last month, I have decided to spend more time with my family and perhaps in the future assist other entrepreneurial companies as a Board member and investor,'' commented Mr. Warta.

Mr. Ferchat, current Chairman and Chief Executive Officer of BCE Mobile Communications, a Bell Canada affiliate, has more than 30 years of senior management experience. Previous to his present position, he was Chairman, President and CEO of TMI Communications, and before that President and Chief Executive Officer of Northern Telecom Canada Limited.

Mr. Basile, with over 17 years of telecommunications management experience, has been President and Chief Operating Officer of GST since March 1997. Prior to joining GST, he was COO of Cable & Wireless, Inc.

``GST has made substantial progress in the deployment of infrastructure and has had particularly strong growth of revenues and access lines during the past six months,'' said Basile. ``We are continuing our efforts and focus on the growth of core voice, data and internet services within our targeted footprint to enable us to achieve EBITDA breakeven,'' he added. ``We remain very bullish on our current progress



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and the future of GST.''

GST Telecommunications, Inc., headquartered in Vancouver, Wash., currently operates Competitive Local Exchange Carrier (CLEC) operations on an integrated fiber network throughout the western United States and Hawaii. Facilities-based GST provides a broad range of telecommunications products and services including local dial tone, long distance, Internet, and enhanced data services such as electronic commerce. GST continues to focus on its western regional strategy by anchoring its CLEC networks in local markets and connecting them via long haul fiber networks. Visit GST's web site at www.gstcorp.com.